UNITED STATES
        SECURITIES AND EXCHANGE COMMISSION

             Washington, D.C.  20549

                     FORM 8-K

                  CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 17, 1996

        MUNICIPAL MORTGAGE AND EQUITY, L.L.C.
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(Exact name of registrant as specified in its charter)

    Delaware              001-11981               52-1449733
 ----------------       ----------------       -------------------
 (State or other        (Commission File         (I.R.S. Employer
  jurisdiction of          Number)             Identification No.)
  incorporation)

218 North Charles Street, Suite 500, Baltimore, Maryland 21201
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(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code:(410)962-8044

                          Not Applicable
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(Former name or former address, if changed since last report)

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Item 2 - Acquisition of Assets

On December 17, 1996, Municipal Mortgage and Equity, L.L.C. (the
"Registrant") entered into a commitment to acquire a $33.9 million tax-exempt mortgage revenue bond to be issued by DeKalb County Housing
Authority. The collateral for this unrated bond is the 722-unit multi-family apartment project known as the Village at Stone Mountain. Completed in 1985, the Village at Stone Mountain is located approximately 13 miles northeast of downtown Atlanta in DeKalb County, Georgia.

Once the bond is issued, the Registrant will collect an 8.75 percent interest rate on this tax-exempt investment plus have an opportunity to participate in the growth in value of the property collateralizing the bond through contingent interest payments from property cash flow. The bond will have a 30 year term and a 12 year prohibition against repayment.

The Shelter Foundation, Inc., a 501(c)(3) non-profit, acquired the Village at Stone Mountain on December 17, 1996 with interim financing proceeds provided by NationsBank. The Registrant agreed to provide NationsBank with a guarantee of the interim financing for an up-front fee of one percent of the interim financing proceeds and an annual fee of one percent of the interim financing proceeds until the bond is issued as the permanent financing to repay NationsBank. Once the property meets the requirement that 20 percent of its tenants have incomes equivalent to 50 percent of the Atlanta metropolitan median, the DeKalb Housing Authority will issue the bond. It is expected that the bond will be issued in approximately one year.

For a fee of one percent of the interim financing proceeds or $336,000, Shelter Development LLC ("SDLLC") provided the Shelter Foundation with acquisition services. This fee was determined to be reasonable by the Registrant's Board when compared to other fees charged by third parties for similar services.

Shelter Properties LLC ("SPLLC") was retained by the Shelter Foundation as the property management company pursuant to a form of management agreement approved by the Registrant. Property management fees shall not exceed three percent per year of gross revenues without the prior written consent of the Registrant. The fee was determined by the Registrant's Board to be competitive with the price which would be charged for comparable services by independent parties in the same geographic location.

Mark K. Joseph, the Registrant's chairman and chief executive officer, beneficially owns approximately five percent of the Registrant's growth shares. Mr. Joseph owns 73% of Shelter Development Holdings, Inc.
("SDH"), the Registrant's special shareholder, and is its president. SDH is the 41 1/2% owner of SDLLC. Mr. Joseph owns 73% of Shelter
Properties Holdings, Inc. ("SPH") and is its president. SPH is the 41 1/2% owner of SPLLC and is its Chairman of the Board. Michael L. Falcone, the Registrant's Executive Vice President, owns five percent of SDLLC and SPLLC, respectively. Mr. Joseph is also the president of the Shelter Foundation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage and Equity, L.L.C.

By:  /s/  Mark K. Joseph
          Mark K. Joseph
          President and CEO

Dated:  January 2, 1997